     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 2002

                                       SECURITIES ACT FILE NO. 33-93878
                                       INVESTMENT COMPANY ACT FILE NO. 811-06115


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM N-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933           |_|
                         PRE-EFFECTIVE AMENDMENT NO.                         |_|

                        POST-EFFECTIVE AMENDMENT NO.                         |_|
                                     AND/OR
       REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940       |X|
                               AMENDMENT NO. 9                               |X|

                        (CHECK APPROPRIATE BOX OR BOXES.)
                                 --------------
                            THE SINGAPORE FUND, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                       C/O DAIWA SECURITIES TRUST COMPANY
                               ONE EVERTRUST PLAZA
                          JERSEY CITY, NEW JERSEY 07302
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 915-3650
                                 --------------
                                  JOHN O'KEEFE
                            THE SINGAPORE FUND, INC.
                       C/O DAIWA SECURITIES TRUST COMPANY
                               ONE EVERTRUST PLAZA
                       JERSEY CITY, NEW JERSEY 07302-3051
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)
                                 --------------
                                 WITH COPIES TO:

                          LEONARD B. MACKEY, JR., ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS LLP
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000
                                 --------------

                                EXPLANATORY NOTE

This filing is made solely for the purpose of filing as Exhibits the Articles Supplementary and the Amendment to the Amended and Restated By-Laws of The Singapore Fund, Inc.

                           PART C - OTHER INFORMATION

ITEM 24. FINANCIAL STATEMENTS AND EXHIBITS

       (1)  Financial Statements
       (2)  Exhibits
           (a)    (1) --    Articles of Incorporation*
                  (2) --    Articles of Amendment**
                  (3) --    Articles Supplementary+
           (b)    (1) --    Amended and Restated By-Laws****
                  (2) --    Amendment to Amended and Restated By-Laws******
                  (3) --    Amendment to Amended and Restated By-Laws+
           (c)        --    Not applicable
           (d)    (1) --    Specimen certificate for Common Stock, par value
                            $.01 per share**
                  (2) --    Form of Subscription Certificate*****
                  (3) --    Form of Notice of Guaranteed Delivery*****
                  (4) --    DTC Participant Oversubscription Exercise Form*****
                  (5) --    Certification and Request for Additional Rights*****
                  (6) --    Form of Subscription Agent Agreement*****
                  (7) --    Information Agent Agreement*****
           (e)        --    Dividend Reinvestment and Cash Purchase Plan**
           (f)        --    Not applicable
           (g)    (1) --    Form of Investment Management Agreement**
                  (2) --    Form of Investment Advisory Agreement**
           (h)    (1) --    Form of Dealer Manager Agreement*****
                  (2) --    Form of Soliciting Dealer Agreement*****
           (i)        --    Not applicable
           (j)    (1) --    Form of Custodian Agreement**
                  (2) --    Form of Sub-Custodian Agreement, dated July 23,
                            1990, between the Custodian and the Development Bank
                            of Singapore Limited**
                  (3) --    Form of Sub-Custodian Agreement, dated September 28,
                            1990, between the Custodian and The Hong Kong and
                            Shanghai Banking Corporation Limited***
           (k)    (1) --    Form of Registrar, Transfer Agency and Service
                            Agreement**
                  (2) --    Form of Dividend Reinvestment and Cash Purchase
                            Plan***
                  (3) --    Form of Administration Agreement**
           (l)    (1) --    Opinion and consent of Rogers & Wells*****
                  (2) --    Opinion and consent of Piper & Marbury L.L.P.*****
           (m)        --    Not applicable
           (n)    (1) --    Consent of Price Waterhouse*****
                  (2) --    Consent of Price Shook Lin & Bok as to Singapore Tax
                            Matters*****
           (o)        --    Not applicable
           (p)        --    Form of Investment Letter**
           (q)        --    Not applicable
           (r)        --    Not applicable
----------

       * Filed as an exhibit to the Fund's Registration Statement on Form N-2 on June 1, 1990 (File Nos. 33-35193; 811-06115).
       ** Filed as an exhibit to Pre-Effective Amendment No. 2 to the Fund's Registration Statement on Form N-2 on July 24, 1990 (File Nos. 33-35193; 811-06115).
       *** Filed as an exhibit to Amendment No. 3 to the Fund's Registration Statement on Form N-2 on February 21, 1991 (File No. 811-06115).

       ****   Filed as an exhibit to Amendment No. 5 to the Fund's Registration
              Statement on Form N-2 on February 19, 1992 (File No. 811-06115).
       *****  Filed as an exhibit to Amendment No. 7 to the Fund's Registration
              Statement on Form N-2 on October 28, 1993 (File Nos. 33-68998;
              811-06115).
       ****** Filed as an exhibit to Amendment No. 8 to the Fund's Registration
              Statement on Form N-2 on March 23, 1998 (File No. 811-06115).
       +      Filed herewith.

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, and State of New Jersey, on the 29th day of April, 2002.

                                   THE SINGAPORE FUND, INC.


                                   By: /s/ John J. O'Keefe
                                       ----------------------------------------
                                       Name:  John J. O'Keefe
                                       Title: Vice President and Treasurer

                                  EXHIBIT INDEX


EXHIBIT         DESCRIPTION OF DOCUMENT            LOCATION OF EXHIBIT
NUMBER          -----------------------      IN SEQUENTIAL NUMBERING SYSTEM
------                                       ------------------------------
  2          Articles Supplementary                      a(3)
  2          Amendment to Amended and                    b(3)
             Restated By-Laws